Attachment to James R. Kanely's Form 4 filing:

Trans. Date	Exer. Price	# Securities	Exer. Date	Expire Date	I or D

The following Derivatives are 'Non-Empl Dir Stk Opt (right to buy)':

11/01/1999	$12.625		370		11/01/2002	11/01/2009	D
10/28/1999	$13.688		123		10/28/2002	10/28/2009	D
08/02/1999	$17.938		509		08/02/2002	08/02/2009	D
05/03/1999	$13.750		509		05/03/2002	05/03/2009	D
04/08/1999	$10.438		161		04/08/2002	04/08/2009	D
02/24/1999	$12.375		136		02/24/2002	02/24/2009	D
02/17/1999	$11.875		141		02/17/2002	02/17/2009	D
01/29/1999	$13.938		502		01/29/2002	01/29/2009	D
12/31/1998	$15.000		156		12/31/2001	12/31/2008	D


The following Derivatives are 'Stock Option (right to buy)':

11/10/1993	$7.8518		122,011	11/10/1996	11/10/2003	D